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                                                                       Exhibit 8

 List of Subsidiaries of LION bioscience Aktiengesellschaft as of March 31, 2003


Subsidiary                               Jurisdiction of Organization

LION bioscience Ltd.,                    England (Wales)
LION bioscience Inc.                     U.S.A. (Delaware)
LION bioscience Research Inc.            U.S.A (Delaware)
NetGenics, Inc.                          U.S.A. (Delaware)

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